Exhibit 99.1

Warren Resources Announces Increase in Borrowing Base to $175 million Under Senior Credit Facility

NEW YORK, June 9, 2014 (GLOBE NEWSWIRE) — Warren Resources, Inc. announced that the syndicate of lenders underwriting the Company’s $300 million senior secured credit facility (“Credit Facility”) has increased the conforming borrowing base to $175 million as a result of completing the spring 2014 semi-annual redetermination. In addition, the Credit Facility also has been amended to provide Warren with access to a new $10 million sublimit for swing line loans.

As of June 9, 2014, Warren has $81.5 million of debt outstanding under its Credit Facility, leaving $93.5 million available. The next borrowing base redetermination is scheduled for November 2014.

Mr. Stewart Skelly, Warren’s Vice President and Chief Financial Officer, commented, “We are pleased to announce a $10 million increase in our borrowing base to $175 million. We appreciate the continuing support of our lender group and, in particular, the efforts and commitment from our syndicate agent bank, the Bank of Montreal.”

About Warren Resources

Warren Resources, Inc. is an independent energy company engaged in the acquisition, exploration, development and production of domestic oil and natural gas reserves. Warren’s activities are primarily focused on oil in the Wilmington field in the Los Angeles Basin and the Leroy Pine Project in the Santa Maria Oil Basin, both in California, and natural gas in the Washakie Basin in Wyoming.

CONTACT:	Robert Ferer
212-697-9660